Exhibit 12

MARRIOTT INTERNATIONAL, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

($ in millions, except ratio)

	Twelve Weeks Ended
	March 26, 2004	March 28, 2003
Income from continuing operations before income taxes (1)	$132	$47
Loss related to equity method investees	30	1

	162	48
Add/(deduct):
Fixed charges	38	42
Interest capitalized	(4)	(5)
Distributed income of equity method investees	1	8

Earnings available for fixed charges	$197	$93

Fixed charges:
Interest expensed and capitalized (2)	$26	$31
Estimate of interest within rent expense	12	11

Total fixed charges	$38	$42

Ratio of earnings to fixed charges	5.2	2.2

(1)	Reflected in income from continuing operations before income taxes are the following items associated with the synthetic fuel operation: equity in losses of $28 million for the twelve weeks ended March 26, 2004; and a loss of $59 million for the twelve weeks ended March 28, 2003.

(2)	“Interest expensed and capitalized” includes amortized premiums, discounts and capitalized expenses related to indebtedness.

Exhibit 12

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